Exhibit 4(a)
{EXECUTION COPY]

SECOND AMENDMENT TO MULTICURRENCY CREDIT AGREEMENT

This SECOND AMENDMENT TO MULTICURRENCY CREDIT AGREEMENT, dated as of October 24, 2008 (this “Amendment”), among (i) CLIFFS NATURAL RESOURCES INC. (f/k/a Cleveland-Cliffs Inc), an Ohio corporation (the “Borrower”), (ii) the undersigned Lenders, and (iii) BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, amends certain provisions of the Multicurrency Credit Agreement, dated as of August 17, 2007 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

RECITALS

WHEREAS, the Borrower has requested that the undersigned Lenders and the Administrative Agent agree to amend certain of the terms and provisions of the Credit Agreement, as specifically set forth in this Amendment; and

WHEREAS, the undersigned Lenders and the Administrative Agent are prepared to amend the Credit Agreement on the terms, subject to the conditions and in reliance on the representations set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Credit Agreement.

(a) Amendment to Section 1.1 (Definitions). From and after the Second Amendment Effective Date, Section 1.1 of the Credit Agreement shall be amended by restating the following definitions in their entirety as set forth below:

“Applicable Margin” means the rates per annum determined in accordance with the following schedule based on the applicable corporate family ratings of the Borrower from Moody’s and the applicable corporate credit ratings of the Borrower from S&P (collectively, the “Ratings”):

		Applicable
		Margin for Base
		Rate Loans, L/C
		Borrowings and	Applicable	Applicable
		Letter of Credit	Margin for	Margin for
	Debt Ratings	Fees shall be:	Eurocurrency Loans	Commitment Fee
Level	S&P/Moody’s		shall be:	shall be:
I	BBB+ or Baa1 or	0.750%	0.750%	0.250%
	higher
II	BBB or Baa2	1.000%	2.000%	0.275%
III	BBB- or Baa3	1.250%	2.250%	0.300%
IV	BBB- and Ba1 or BB+	1.500%	2.500%	0.325%
	and Baa3
V	BB+ or Ba1 (and not	1.750%	2.750%	0.350%
	Level IV)
VI	BB or Ba2 or worse	2.250%	3.250%	0.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating for the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Level VI; (ii) except in the case of a Rating in Level IV, if the Ratings established or deemed to have been established by Moody’s and S&P for the Borrower shall fall within different Levels, the Applicable Margin shall be based on the lower of the two Ratings (with the Ratings for Level I being the highest and the Ratings for Level VI being the lowest) unless one of the two Ratings is two or more Levels lower than the other, in which case the Applicable Margin shall be determined by reference to the Level next above that of the lower of the two Ratings; (iii) if a Rating established by Moody’s or S&P for the Borrower shall be on “negative watch” by such rating agency (but not if such rating is merely on “negative outlook” by such rating agency), then such Rating shall be deemed to be one notch lower than such Rating until such time as such Rating is no longer on “negative watch”; and (iv) if the Ratings established or deemed to have been established by Moody’s and S&P for the Borrower shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to the terms of this Agreement or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the rate of interest in effect on such day, pursuant to this Agreement, for a Borrowing of Eurocurrency Loans with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Percentage. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Base Rate Loan pursuant to Section 2.2. All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Obligations” means, as at any date of determination, an amount equal to the aggregate amount available to be drawn under all outstanding Letters of Credit plus the U.S. Dollar Equivalent of the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means U.S. $150,000,000, as reduced pursuant to the terms hereof.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in U.S. Dollars or in an Alternative Currency.

“Permitted Investment Amount” means an amount equal to (a) U.S. $150,000,000 plus (b) 20% of positive Net Income of the Borrower and its Restricted Subsidiaries for each fiscal year of the Borrower commencing with the Borrower’s fiscal year ending December 31, 2006.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.4, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance or extension of the expiry date of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

(b) Amendment to Section 1.1 (Definitions). From and after the Second Amendment Effective Date, Section 1.1 of the Credit Agreement shall be further amended by inserting the following new definitions to such Section 1.1 in the appropriate alphabetical order:

“Alpha Acquisition” means the acquisition by the Borrower of all of the outstanding ownership interests in the Target.

“Impacted Lender” means a Defaulting Lender or a Revolving Lender as to which (a) the Administrative Agent, the L/C Issuer or Swing Line Lender has a good faith belief that such Revolving Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls such Revolving Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Second Amendment” means that certain Second Amendment to this Agreement, dated as of October 24, 2008.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Target” means Alpha Natural Resources, Inc., a Delaware corporation.

(c) Amendment to Section 1.1 (Definitions). From and after the Second Amendment Effective Date, Section 1.1 of the Credit Agreement shall be further amended by deleting subclause (d) from the definition of “Restricted Investment” in its entirety and replacing it with the following:

(d) Permitted Acquisitions; provided that, the Borrower shall deliver to the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any such Acquisition a certificate confirming pro forma compliance with Section 6.19 hereof; provided further that, in the case of the Alpha Acquisition, Borrower shall deliver to the Administrative Agent at least 1 Business Day prior to the Alpha Acquisition a certificate confirming pro forma compliance with Section 6.19 hereof;

(d) Amendment to Section 1.1 (Definitions). From and after the Second Amendment Effective Date, Section 1.1 of the Credit Agreement shall be further amended by deleting subclause (g) from the definition of “Restricted Investment” in its entirety and replacing it with the following:

(g) Hedging Liability and Other Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(e) Amendment to Section 1.4 (Letter of Credit Amounts). From and after the Second Amendment Effective Date, Section 1.4 of the Credit Agreement shall be amended by restating such Section in its entirety as follows:

Section 1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f) Amendment to Section 1.5(b) (Exchange Rates; Currency Equivalents). From and after the Second Amendment Effective Date, Section 1.5(b) of the Credit Agreement shall be amended by restating such Section in its entirety as follows:

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(g) Amendment to Section 1.6 (Additional Alternative Currencies). From and after the Second Amendment Effective Date, Section 1.6 of the Credit Agreement shall be amended by restating such Section in its entirety as follows:

Section 1.6 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.6, the Administrative Agent shall promptly so notify the Borrower.

(h) Amendment to Section 2.2(a) (The Letter of Credit Commitment). From and after the Second Amendment Effective Date, Section 2.2(a) of the Credit Agreement shall be amended by:

(i) amending subclause (i) by inserting the following new sentence immediately following the end of the first sentence of such subclause:

Any such Letter of Credit may be issued in U.S. Dollars or any Alternative Currency.

(ii) restating subclause (iii)(3) contained in such Section in its entirety as follows:

(3) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency;

(iii) restating subclause (iii)(4) contained in such Section in its entirety as follows:

(4) a default of any Revolving Lender’s obligations to fund under Section 2.2(c) exists or any Revolving Lender is at such time an Impacted Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv) inserting the following new subclause (iii)(5) immediately following existing subclause (iii)(4):

(5) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(i) Amendment to Section 2.2(b) (Procedures for Issuance and Amendment of Letters of Credit). From and after the Second Amendment Effective Date, Section 2.2(b) of the Credit Agreement shall be amended by inserting the words “and currency” immediately following the word “amount” contained in clause (b)(i)(2).

(j) Amendment to Section 2.2(c)(i) (Drawings and Reimbursements; Funding of Participations). From and after the Second Amendment Effective Date, Section 2.2(c)(i) of the Credit Agreement shall be amended by inserting the following new sentence immediately following the end of the first sentence of such Section:

In the case of a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof and the Company shall reimburse the L/C Issuer in U.S. Dollars.

(k) Amendment to Section 2.2(e) (Obligations Absolute). From and after the Second Amendment Effective Date, Section 2.2(e) of the Credit Agreement shall be amended by:

(i) deleting the word “or” at the end of clause (iv);

(ii) deleting the period (“.”) at the end of clause (v) and inserting in lieu thereof “; or”; and

(iii) inserting the following new clause (vi) in the appropriate numerical order:

(vi) any adverse change in the relevant exchange rates.

(l) Amendment to Section 2.2(g) (Cash Collateral). From and after the Second Amendment Effective Date, Section 2.2(g) of the Credit Agreement shall be amended by inserting the following new sentence immediately following the end of the first sentence of such Section:

In addition, if the Administrative Agent notifies the Borrower at any time that the U.S. Dollar Equivalent of all L/C Obligations at such time exceeds the L/C Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the U.S. Dollar Equivalent of all L/C Obligations exceeds the L/C Sublimit.

(m) Amendment to Section 2.10(a) (The Swing Line). From and after the Second Amendment Effective Date, Section 2.10(a) of the Credit Agreement shall be amended by inserting the following new sentence immediately following the end of the last sentence of such Section:

Notwithstanding anything to the contrary contained in this Agreement, the Borrower agrees that all Swing Loans shall be made at the sole and absolute discretion of the Swing Line Lender.

(n) Amendment to Section 2.10(b) (Borrowing Procedure). From and after the Second Amendment Effective Date, Section 2.10(b) of the Credit Agreement shall be amended by inserting the following new sentence immediately following the end of the last sentence of such Section:

Notwithstanding foregoing, if the Swing Line Lender shall elect, pursuant to Section 2.10(a), not to fund any Swing Loan for any reason, the Swing Line Lender shall promptly notify the Borrower and the Administrative Agent of such election after the receipt of the relevant Swing Loan Notice.

(o) Amendment to Section 2.12(b) (Letter of Credit Fees). From and after the Second Amendment Effective Date, Section 2.12(b) of the Credit Agreement shall be amended by deleting the words “the Applicable Margin then in effect for Eurocurrency Loans“ contained in the third and fourth lines of such Section and inserting the words “the Applicable Margin then in effect for Base Rate Loans” in lieu thereof.

(p) Amendment to Section 6.1 (Information Covenants). From and after the Second Amendment Effective Date, Section 6.1 of the Credit Agreement shall be amended by inserting the following new subsection (h) immediately following existing subsection (g):

(h) Change in Debt Rating. Promptly, and in any event within one Business Day, notice of any announcement by Moody’s or S&P of any change in a Debt Rating and, promptly after becoming aware thereof, notice of any announcement by Moody’s or S&P of any possible change in a Debt Rating.

(q) Amendment to Section 6.12 (Indebtedness). From and after the Second Amendment Effective Date, Section 6.12 of the Credit Agreement shall be amended by restating subsection (j) contained in such Section in its entirety as follows:

(j)  Indebtedness of Non-Guarantor Subsidiaries not otherwise permitted by this Section; provided that the aggregate amount at any time outstanding of all such Indebtedness plus Indebtedness of the Borrower and all Restricted Subsidiaries secured by Liens shall not exceed 20% of Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and

(r) Amendment to Section 6.13 (Liens). From and after the Second Amendment Effective Date, Section 6.13 of the Credit Agreement shall be amended by:

(i) restating subsection (d) contained in such Section in its entirety as follows:

(d) [Intentionally deleted.]

(ii) deleting the reference to “Section 6.12(j)” contained in subsection (e) of such Section and inserting in lieu thereof the reference to “Section 6.12(i)”.

(s) Amendment to Section 6.13 (Liens). From and after the Second Amendment Effective Date, Section 6.13 of the Credit Agreement shall be amended by restating subsection (j) contained in such Section in its entirety as follows:

(j) Liens securing Indebtedness; provided that the aggregate amount of such secured Indebtedness plus the Indebtedness of Non-Guarantor Subsidiaries under Section 6.12(j) shall not exceed 20% of Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.

(t) Amendment to Section 6.17 (Limitations on Restrictions). From and after the Second Amendment Effective Date, Section 6.17 of the Credit Agreement shall be amended by:

(i) restating clause (ix) contained in such Section in its entirety as follows;

(ix) in the case of clause (e) or, with respect to the Borrower only, clause (a), any agreements evidencing Indebtedness permitted to be incurred pursuant to Section 6.12;

(ii) restating clause (x) contained in such Section in its entirety as follows:

(x) any agreements not referred to in clause (ix) above evidencing Indebtedness of Non-Guarantor Subsidiaries that are Foreign Subsidiaries, the aggregate principal amount of which, under all such agreements, shall not exceed at any time an amount equal 20% of Net Worth (as measured as of the end of the most recently completed fiscal quarter);

Section 2. Conditions Precedent. This Amendment shall become effective (the “Second Amendment Effective Date”) upon the satisfaction of each of the following conditions precedent on a date not later than April 15, 2009:

(a) Documentation. Administrative Agent shall have received all of the following, in form and substance satisfactory to Administrative Agent:

(i) a fully-executed and effective Amendment by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders;

(ii) a certificate signed by a Responsible Officer of the Borrower certifying as to, and attaching evidence (satisfactory to the Administrative Agent) of, the current Debt Ratings of the Borrower;

(iii) a certificate signed by a Responsible Officer of the Borrower attaching and certifying as true, complete and correct, copies of each of the documents executed and delivered in connection with that certain Term Loan Agreement, dated as of October 24, 2008 (the “Term Loan Agreement”), by and among the Borrower, JPMorgan Chase Bank, N.A. acting as administrative agent for the lenders from time to time party thereto;

(iv) a certificate signed by a Responsible Officer of the Borrower certifying that (1) the Borrower has received one or more term loans under Term Loan Agreement in an aggregate principal amount of $1,484,000,000 and (2) as of the date of the receipt of such term loans by the Borrower, none of the Term Loan Agreement or any document executed in connection therewith has been amended, restated, supplemented or otherwise modified since October 24, 2008 without the written consent of the Administrative Agent; and

(v) a fully-executed and effective fee letter, dated as of the date hereof, among the Borrower, the Administrative Agent and the Banc of America Securities, LLC.

(vi) such additional documents, instruments and information as Administrative Agent may reasonably request to effect the transactions contemplated hereby.

(b) The Administrative Agent shall be satisfied that the Term Loan Agreement is in full force and effect, in the form delivered to and approved by the Administrative Agent on the date hereof (except with respect to any amendment, restatement, supplement or other modification approved in writing by the Administrative Agent);

(c) The Administrative Agent, for the person entitled thereto, shall have received payment by the Borrower of all fees (including the Amendment Fee referred to below) and expenses that are due and payable on or prior to the Second Amendment Effective Date; and

(d) Each of the Lenders consenting to this Amendment on or prior to 5:00 p.m. ET on October 24, 2008 shall have received, on or prior to the Second Amendment Effective Date, an amendment fee (the “Amendment Fee”) equal to $5,000.

Section 3. Continued Validity of Loan Documents. Except for the amendment to the Credit Agreement set forth in Section 1 hereof, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Administrative Agent or any Lender under any of the Loan Documents, nor alter, modify, amend or in any way affect any of the rights, remedies, obligations or any covenants of the Borrower or any Guarantor contained in any of the other Loan Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

Section 4. Representations and Warranties. Each of the Borrower and the Guarantors (each, a “Loan Party”) hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Due Execution and Authorization; Legal, Valid and Binding Obligation. The execution and delivery and performance by such Loan Party of this Amendment is within such Person’s corporate powers and has been duly authorized by all necessary action on its part. This Amendment, the Credit Agreement as amended hereby and all other Loan Documents to which such Person is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law). This Amendment, the Credit Agreement as amended hereby and the other Loan Documents do not, nor does the performance or observance by such Loan Party of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon such Loan Party or any provision of the organizational documents (e.g., charter, articles of incorporation or by laws, articles of association or operating agreement, partnership agreement or other similar document) of such Loan Party, (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Loan Party or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of such Loan Party.

(b) Representations and Warranties in Loan Documents. All representations and warranties of each Loan Party set forth in the Credit Agreement and in any other Loan Document are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(c) No Default. No Default or Event of Default has occurred and is continuing.

Section 5. Ratification. Except as expressly amended or waived hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.

Section 6. Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by telecopier (or electronic mail (in PDF format)) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Miscellaneous. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements which may have existed with respect thereto. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Administrative Agent or any Lender under the Credit Agreement or the other Loan Documents, nor alter, modify, amend or in any way affect any of the obligations or covenants contained in the Credit Agreement or any of the other Loan Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect. To the extent there is any inconsistency between the terms and provisions of any Loan Document and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern. The headings used in this Amendment are for convenience of reference only and shall not in any way be deemed to limit, define or describe the scope and intent of this Amendment or any provision hereof. This Amendment shall be binding upon and inure to the benefit of the Administrative Agent, each of the Lenders and each of the Loan Parties and their respective Subsidiaries, and to each of their respective successors in title and assigns. This Amendment may not be modified or amended except in a manner permitted by Section 10.11 of the Credit Agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

Section 8. Costs and Expenses. Pursuant to Section 10.13 of the Credit Agreement, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with this Amendment, including all reasonable and properly documented fees, charges and disbursements fees of counsel of the Administrative Agent in producing, reproducing and negotiating this Amendment, will be for the account of the Borrower whether or not this Amendment is consummated.

Section 9. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

“Borrower”

CLIFFS NATURAL RESOURCES INC. (f/k/a Cleveland-Cliffs Inc)

By:	/s/ Laurie Brlas

Name:	Laurie Brlas

Title: Executive Vice President and Chief Financial Officer

“Administrative Agent”

BANK OF AMERICA, N.A., as Administrative Agent

By:/s/ Anne M. Zeschke

Name:	Anne M. Zeschke

Title: Vice President

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and as L/C Issuer

By: /s/ Kenneth G. Wood
Name: Kenneth G. Wood
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Henry W. Centa

Name:	Henry W. Centa

Title: Senior Vice President

RBS CITIZENS, N.A., as a Lender

By: /s/ Eric Becker
Name: Eric Becker
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as

Documentation Agent and a Lender

By: /s/ Suzannah Harris
Name: Suzannah Harris
Title: VICE PRESIDENT

FIFTH THIRD BANK, as a Lender

By: /s/ R. C. Lanctot
Name: Roy C. Lanctot
Title: V.P.

COMMONWEALTH BANK OF AUSTRALIA, as a Lender

By: /s/ Guy Burton
Name: Guy Burton
Title: Risk Executive

WACHOVIA BANK, NATIONAL ASSOCIATION, as a

Lender

By: /s/ Patrick J. Kaufmann
Name: Patrick J. Kaufmann
Title: Senior Vice President

WESTPAC BANKING CORPORATION, as a

Lender

By: /s/ Bradley Scammell
Name: Bradley Scammell
Title: Head of Corporate and Institutional Banking

Americas

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Helmut Vogel
Name: Helmut Vogel
Title: Credit Officer

US BANK, N.A., as a Lender

By:/s/ Patrick McGraw
Name: Patrick McGraw
Title: U.S. Bank, N.A.

BMO CAPITAL MARKETS, FINANCING INC., as a Lender

By: /s/ Pam Schwartz
Name: Pam Schwartz
Title: Director

NATIONAL AUSTRALIA BANK LIMITED

A.B.N. 12 004 044 937, as a Lender

By: /s/ Stephen Daniels
Name: Stephen Daniels
Title: Director

NATIONAL CITY BANK, as a Lender

By: /s/ Robert S. Coleman
Name: Robert S. Coleman
Title: Senior Vice President

COMERICA BANK, as a Lender

By: /s/ Brandon Welling
Name: Brandon Welling
Title: Account Officer

RATIFICATION OF GUARANTY

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Amendment and the Borrower’s execution thereof, (b) joins the foregoing Amendment for the sole purpose of consenting to and being bound by the provisions of Sections 4 and 5 thereof and (c) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee the Obligations of the Borrower under the Loan Documents.

“Guarantors”
The Cleveland-Cliffs Iron Company

By:	/s/ Steven M. Raguz

Name: Title:	Steven M. Raguz Vice President and Treasurer

Cliffs Mining Company

CLF PinnOak LLC

By:	/s/ Laurie Brlas

Name:	Laurie Brlas

Title: Executive Vice President and Chief Financial Officer

Northshore Mining Company
Silver Bay Power Company
Cliffs Minnesota Mining Company
Cliffs Empire, Inc.
Cliffs TIOP, Inc.
Cliffs North American Coal LLC (f/k/a PinnOak Resources, LLC)
Cliffs Sales Company

By:	/s/ Laurie Brlas

Name: Title:	Laurie Brlas Vice President